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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-193877 on Form S-1 of our report dated April 30, 2014 (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to unaudited information included in Note 21 to the consolidated financial statements) relating to the consolidated financial statements of 21st Century Oncology Holdings, Inc. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Miami, Florida
May 15, 2014

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  Exhibit 23.1